Exhibit 4.2
SECOND SUPPLEMENTAL INDENTURE
     This SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) dated as of August 8, 2005, between Nextel Communications, Inc., a Delaware corporation (the “Company” or the “Issuer”), and BNY Midwest Trust Company, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer and the Trustee have heretofore executed and delivered to the Trustee an Indenture dated July 31, 2003, as amended by the First Supplemental Indenture dated August 8, 2005 (as so amended, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of the Company’s unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series (the “Securities”), of which (i) $2,137,060,000 aggregate principal amount of 7.375% Senior Serial Redeemable Notes due 2015, Series A, (ii) $1,472,900,000 aggregate principal amount of 6.875% Senior Serial Redeemable Notes due 2013, Series B and (iii) $1,169,886,500 aggregate principal amount of 5.95% Senior Serial Redeemable Notes due 2014, Series C (the Series A, Series B and Series C Notes, collectively, the “Original Notes”), or $4,779,846,500 aggregate principal amount of Original Notes, have been issued and are outstanding on the date hereof;
     WHEREAS, pursuant to an offer to exchange dated July 11, 2005 (the “Exchange Offer”), the Issuer offered to exchange: (i) any and all of its outstanding 7.375% Senior Serial Redeemable Notes due 2015, Series A for an equal aggregate principal amount of newly issued 7.375% Senior Serial Redeemable Notes due 2015, Series D; (ii) any and all of its outstanding 6.875% Senior Serial Redeemable Notes due 2013, Series B for an equal aggregate principal amount of newly issued 6.875% Senior Serial Redeemable Notes due 2013, Series E; and (iii) any and all of its outstanding 5.95% Senior Serial Redeemable Notes due 2014, Series C for an equal aggregate principal amount of newly issued 5.95% Senior Serial Redeemable Notes due 2014, Series F (Series D, Series E and Series F notes collectively, the “Exchange Notes”);
     WHEREAS, pursuant to Sections 301 and 303 of the Indenture, in a resolution dated July 8, 2005, the Finance Committee of the Board of Directors of the Issuer set the terms of the Exchange Notes;
     WHEREAS, the Holders of $2,102,267,000, $1,458,404,000 and $1,157,164,500 in aggregate principal amount of the Series A Notes, Series B Notes and Series C Notes, respectively, which represents $4,717,835,500 in aggregate principal amount of Original Notes, have tendered their notes in the Exchange Offer;
     WHEREAS, with respect to the Exchange Notes only, the Issuer desires and has requested that the Trustee join with it in the execution and delivery of this Second Supplemental Indenture to: (i) add a new Section 1018 (Provision of Financial Information) covenant under the Indenture; (ii) add a new Section 1019 (Guarantee Covenant) under the Indenture; and (iii) modify Section 1017 (Termination of Covenants) of the Indenture to eliminate one of the conditions under which the restrictive covenants of the Exchange Notes will terminate ((i), (ii), and (iii), the “Exchange Note Amendments”);

     WHEREAS, it is in the best interests of the Issuer to make the Exchange Note Amendments;
     WHEREAS, Section 901(11) of the Indenture provides that the Issuer, when authorized by a Board Resolution, and the Trustee may, without the consent of the Holders, amend any provision of the Indenture that would provide additional rights or benefits to Holders of the Securities or that does not adversely affect the legal rights under the Indenture of such Holder;
     WHEREAS, an Opinion of Counsel and an Officers’ Certificate have been delivered to the Trustee pursuant to Sections 102, 303 and 903 of the Indenture; and
     WHEREAS, pursuant to Sections 901 and 903 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Second Supplemental Indenture;
     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Exchange Notes as follows:
     1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.
     2. Amendments. The Indenture, with respect to the Exchange Notes only, be and hereby is amended as follows:
     2.1 Section 101 of the Indenture is hereby amended to add the following new definitions, which shall be inserted in Section 101 in their proper alphabetical order:
          “Exchange Notes” means, collectively, the Series D Notes, Series E Notes and Series F Notes, issued under the Indenture.
          “Parent Guarantor” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company that Guarantees the Notes issued under this Indenture.
     2.2 Section 1017 of the Indenture is hereby amended and restated in its entirety to read as follows:
          “Notwithstanding any other provision of this Indenture, from and after the first date that (1) a series of Securities issued under this Indenture is rated Investment Grade by S&P and Moody’s and (2) no Default or Event of Default has occurred and is continuing with respect to such series, then the Company will no longer be required to comply with any covenant or condition, with respect to such series, set forth in Sections 1005 through 1013, inclusive, Section 801(C) or any other covenant or condition (1) applicable to such Securities pursuant to 301(25), Section 901(2) or Section 901(7) or (2) set forth in such Securities or incorporated therein, except for covenants or conditions relating to the payment of principal, premium (if any) or interest on such Securities Change to Section 801 to eliminate clause (C).”

     2.3 Article 10 of the Indenture is hereby amended to add a new Section 1018 as follows:
          “Section 1018. Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file them. The Company shall also in any event (1) within 15 days of each Required Filing Date (a) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (b) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Company were subject thereto and (2) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder. Notwithstanding the foregoing, if the Exchange Notes are guaranteed by Parent Guarantor, the reports and other information required by this section may instead be provided by and with respect to such Parent Guarantor without including the condensed consolidating footnote otherwise required by Rule 3-10 of Regulation S-X. The Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein.”
     2.4 Article 10 of the Indenture is hereby amended to add a new Section 1019 as follows:
          “Section 1019. Guarantee Covenant. In the event of the consummation of the proposed merger between the Company and S-N Merger Corp., a wholly owned subsidiary of Sprint Corporation, the Company will seek from the new parent entity formed upon consummation of such merger a guarantee of all the Company’s payment obligations under the Exchange Notes and the Indenture.”
     2.5 Section 1303 of the Indenture is hereby amended and restated in its entirety to read as follows (new language in boldface type):
          “Section 1303. Covenant Defeasance. Upon the Company’s exercise under Section 1301 of its option to have this Section 1303 applied to the Outstanding Securities of a particular series (as a whole and not in part), (1) the Company shall be released from its obligations under Sections 801(C), 1005 through 1013, inclusive, 1018 and 1019 and under any additional or substitute covenant established with respect to the Securities of any series (a) pursuant to Section 301(25), Section 901(2) or Section 901(7) or (b) pursuant to the terms set forth in the Securities or incorporated therein if the Securities of such series have been determined pursuant to Section 301 to be subject to this provision (with Section 1015, and any such additional and substitute covenant, referred to herein as a “Defeasible Covenant”), and (2) the occurrence of any event specified in Sections 501(5), 501(6), 501(7) or 501(8) with respect to such Defeasible Covenant shall be deemed not to be or result in an Event of Default, in each case, with respect to the Outstanding Securities of such Series As provided in this Section 1303 on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Securities of such series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Defeasible Covenant, whether directly or indirectly by reason of any reference elsewhere herein to any Defeasible Covenant or by reason of any reference in any such Defeasible Covenant to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby. Following a Covenant Defeasance, payment of the Securities of such series may not be accelerated because of an Event of Default specified in Section 501(9) or Section 501(10) or by reference to Section 501(8) and such Defeasible Covenant.”
          Section 3. Notes. The parties hereto acknowledge that as provided in Sections 201, 202, 301, 303 and 308 of the Indenture, the Issuer, in exchange for the Series A Notes, Series B Notes and Series C Notes exchanged pursuant to the Exchange Offer, and originally issued under the Indenture, shall issue and the Trustee shall authenticate, the Exchange Notes that reflect the changed terms set forth in this Second Supplemental Indenture.
     3. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4. Modification, Amendment and Waiver. The provisions of this Second Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Issuer, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article Nine of the Second Supplemental Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     5. Ratification of Indenture; Second Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     6. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.
     7. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.
     8. Trustee Makes No Representation. The statements herein are deemed to be those of the Issuer. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
     9. Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture.
     10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     11. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Sections 105 and 106 of the Indenture.
     12. Successors. All agreements of Issuer in respect of this Second Supplemental Indenture shall bind its successor.
[Signature page follows]

     IN WITNESS WHEREOF, this Second Supplemental Indenture has been duly executed by the Company and the Trustee as of the date first written above.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Gary D. Begeman

Name:	Gary D. Begeman
Title:	Vice President and Deputy General Counsel

BNY MIDWEST TRUST COMPANY, as Trustee

By:	/s/ D.G. Donovan

Name:	D.G. Donovan
Title:	Vice President